UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2011

Builders FirstSource, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-51357	52-2084569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (214) 880-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 2, 2011, Builders FirstSource, Inc. (the “Company”) entered into a new $160 million first-lien term loan financing agreement (the “Term Loan”) among the Company, certain of its subsidiaries as borrowers, certain of its subsidiaries as guarantors, Highbridge Onshore Senior Investments, LLC, Highbridge Principal Strategies – Senior Loan Fund II, L.P., and Highbridge Senior Loan Sector A Investment Fund, L.P., as lenders (collectively, the “Lenders”), and Highbridge Principal Strategies, LLC, as collateral agent and administrative agent (the “Collateral Agent”).

The proceeds of the Term Loan will be used (i) to repay the $20 million outstanding under the Former Credit Facility (as defined below), (ii) to pay fees and expenses related to the transaction, and (iii) for working capital and general corporate purposes. The Term Loan was issued at 97%, is secured by a first lien on substantially all of the Company’s assets, and is guaranteed by all the Company’s subsidiaries. Interest accrues on the loan at 3-month LIBOR (subject to a 2% floor) plus 9.5%. Detachable warrants (the “Warrants”) that allow for the purchase of 1.6 million shares of the Company’s common stock, representing approximately 1.5% fully diluted ownership, at a price of $2.50 per share, were issued to the Lenders in consideration of their entry into the Term Loan.

Under the Term Loan, the Company is required to maintain a combined balance of inventory, accounts receivable, and qualified cash of at least $160 million during the period from March 2 through October 31 of each year and $150 million during the balance of the year. The amount of qualified cash is required to be a minimum of $35 million. The Term Loan contains other representations, warranties, covenants, and default provisions customarily found in facilities of this type.

In connection with the Term Loan, the Company and its subsidiaries entered into a Pledge and Security Agreement (the “Security Agreement”) in favor of the Collateral Agent under which they granted the Collateral Agent a security interest in substantially all of their personal property.

The Company also entered into a stand-alone letter of credit facility with SunTrust Bank pursuant to the Facility Agreement dated December 2, 2011 (the “LC Facility”). The LC Facility provides for the issuance of up to $20 million in letters of credit at any given time. The LC Facility includes a commitment fee of 0.5% on any unused amount and assesses interest at a rate of 2.0% on any outstanding letters of credit. All letters of credit issued under the LC Facility must be collateralized by cash equal to 105% of the face amount of the letters of credit.

The Term Loan and the LC Facility, both of which are scheduled to mature on September 30, 2015, replace the $150 million Loan and Security Agreement (the “Former Credit Facility”), dated December 14, 2007, among the Company, the borrowers party thereto, the guarantors party thereto, the lenders party thereto, Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, as administrative agent and collateral trustee, UBS Securities LLC, as syndication agent, General Electric Capital Corporation, as documentation agent, and Wachovia Capital Markets, LLC and UBS Securities LLC, as joint lead bookrunners. The Former Credit Facility was scheduled to mature in December 2012.

The foregoing summary of the Term Loan, the Security Agreement, and the Warrant is qualified in its entirety by the terms and conditions set forth in the Term Loan, the Security Agreement, and the Warrant, copies of which are filed with this Current Report on Form 8-K as Exhibits 10.1, 10.2, and 4.2, respectively. The Term Loan, Security Agreement, and Warrant are incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety in this Item 1.02.

A description of the Former Credit Facility is contained in the Company’s Annual Report on Form 10-K and is incorporated by reference in its entirety in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety in this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety in this Item 3.02.

The Warrants were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Warrants contain certain anti-dilution provisions pursuant to which the number of shares subject to the Warrants may be increased and the exercise price may be decreased.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

(See Exhibit Index)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Donald F. McAleenan
Donald F. McAleenan Senior Vice President, General Counsel, and Secretary

Dated: December 8, 2011

EXHIBIT INDEX

Exhibit No.	Description

4.1	Warrant Issuance Agreement, dated as of December 2, 2011, by and among Builders FirstSource, Inc., Highbridge Principal Strategies – Senior Loan Fund II, L.P., Highbridge Onshore Senior Investments, LLC, and Highbridge Senior Loan Sector A Investment Fund, L.P.

4.2	Form of Warrant issued pursuant to the Warrant Issuance Agreement dated December 2, 2011

10.1	Financing Agreement dated as of December 2, 2011 by and among Builders FirstSource, Inc., certain of its subsidiaries as borrowers, certain of its subsidiaries as guarantors, Highbridge Onshore Senior Investments, LLC, Highbridge Principal Strategies – Senior Loan Fund II, L.P., and Highbridge Senior Loan Sector A Investment Fund, L.P., as lenders, and Highbridge Principal Strategies, LLC, as collateral agent and administrative agent

10.2	Pledge and Security Agreement dated as of December 2, 2011 made by Builders FirstSource, Inc. and its subsidiaries as grantors in favor of Highbridge Principal Strategies, LLC, as collateral agent

99.1	Press release dated December 5, 2011 announcing the Company’s entry into a new term loan and a new letter of credit facility